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EXHIBIT 99.1

                                                    CONTACT: BERNARD M. CIONGOLI
                                                               TEL: 973-427-5333


TECH LABORATORIES, INC. ANNOUNCES EXTENSION OF WAIVER WITH HOLDERS OF CONVERTIBLE NOTES


NORTH HALEDON, N.J. -- July 2, 2002 -- Tech Laboratories, Inc. (OTC BB: TCHL) announced today that it had entered an agreement pursuant to which the holders of its 6.5% convertible promissory notes agreed to waive any defaults until July 15, 2002, that may otherwise have occurred under the Amendment to Redemption and Conversion Agreement dated April 19, 2002, in order to allow the parties time to negotiate revised terms of their agreement.

The company also announced it had been awarded a United States Patent, No. 6,414,953 for its Multi- Protocol Cross Connect Switch. The patent covers aspects of the company's Dynatrax(TM) Network Management System.

In addition, the company announced that, through its subsidiary, Tech Logistics, it had received and delivered its Intrusion Detection Systems (IDS) to BAE Systems, a defense contractor, and Dominion(TM), a nuclear and fossil power plant operator. The BAE Systems order is for upgrading security for the U.S. Air Force at an undisclosed location. Dominion's(TM) purchase of the IDS is also to be used for upgradinG perimeter security at an undisclosed location.

Bernard M. Ciongoli, President, stated, "We are pleased to be awarded a U.S. Patent on our Dynatrax(TM) Technology." Mr. Ciongoli also stated, "We believe our Intrusion Detection System will have strong security application as America fights against terrorism."

Certain statements in this press release with respect to future expectations and plans may be regarded as "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, statements with respect to future earnings, and all other forward-looking statements involve risks and uncertainties and are subject to change at any time.